Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders
On April 17, 2007, May 23, 2007 and June 26, 2007 Special Meetings of Shareholders were held to vote at a Trust, Fund and Class level on various proposals recently approved by the Fund's Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposal:
1. Election of Board Members†

Nominees

Votes For
Authority
Withheld
Abstentions
Broker Non-Vote

Bruce R. Bent

18,452,687,271
734,334,877
0
0

William E. Viklund
18,459,864,957
727,157,191
0
0

Joseph D. Donnelley

18,514,455,941
672,566,207
0
0

Edwin Ehlert, Jr.

18,505,094,168
681,927,980
0
0

William J. Montgoris

18,459,627,261
727,394,887
0
0

Frank J. Stalzer

18,513,466,127
673,556,020
0
0

Ronald J. Artinian

18,512,789,579
674,232,569
0
0

Santa Albicocco

18,509,820,405
677,201,743
0
0

Stephen P. Zieniwicz

18,462,401,179
724,620,969
0
0

Board Members are elected by the shareholders of all of the series of the Trust of which the Fund is a series.

On April 17, 2007, May 23, 2007 and June 26, 2007, Special Meetings of Shareholders were held to vote at a Class level on various proposals recently approved by the Fund's Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes by the Class 15 and the Class Treasurer's Trust shareholders as to the following proposals: to amend the "Comprehensive Fee" Investment Management Agreement.

Approval of Amendment to "Comprehensive Fee" Investment Management Agreement

Votes For

Votes Against

Abstentions

Broker
Non-Votes

Approval of Amendment to "Comprehensive Fee" Investment Management Agreement

  Class 15 Shares

15,390,774
0
0
0

  Class Treasurer's Trust       Shares

10,097
0
0
0